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                                                                 Exhibit (d)(28)

                        SETTLEMENT AND RELEASE AGREEMENT

         This Settlement and Release Agreement (the "Agreement') is entered into effective as of this 1st day of November, 2001 (the "Effective Date") by and between (A) Interliant Texas, Inc., a Delaware corporation with offices at 2 Manhattanville Road, Purchase, NY 10577 ("Interliant Texas"), (B) Interliant, Inc., a Delaware corporation with offices at 2 Manhattanville Road, Purchase, NY 10577 ("Interliant"), and (C) Rickey J. Wynn, an individual residing at 5916 Wight Street, Plano, Texas 75093, Kathy L. Blanck, an individual residing at 6738 Avalon, Dallas, Texas 75214, Meloney Graham, an individual residing at 2525 Brushwood, Mesquite, Texas 75150, Erin Latham, an individual residing at 15552 Fitzhugh Road, Dripping Springs, Texas 78620, and Mitchell Lowe, an individual residing at 725 South 153 Circle, Omaha, Nebraska 68154 (collectively, the "Shareholders" and individually, a "Shareholder").

         WHEREAS, the parties hereto, together with Interactive Software, Inc., have previously entered into an Agreement and Plan of Merger (the "Merger Agreement") dated July, 27, 2000; and

         WHEREAS, pursuant to section 4.02(a)(iii) of the Merger Agreement, certain consideration was to be paid by Interliant Texas to the Shareholders upon the occurrence of certain milestone events and net revenues targets (singularly the "Earnout", collectively the "Earnouts"); and

         WHEREAS, such milestone events and net revenue targets have been satisfied subject to collection of certain accounts receivable and work in process identified on Exhibit E attached hereto ("AR/WIP"); and
                      ---------

         WHEREAS, the parties wish to provide for the payment of the Earnouts in the manner set forth in this Agreement; and

         NOW THEREFORE, in exchange for the release set forth herein, and for good and valuable consideration, including, but not limited to, the mutual promises set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions. Unless otherwise defined or set forth in this Agreement, capitalized terms used herein shall have the meaning set forth in the Merger Agreement.

2. Settlement of Earnout. The parties agree that, subject to collection of certain amounts of the AR/WIP, the amount due to the Shareholders as the Consolidated Net Revenues Earnout under Section 4.02 (a)(iii) of the Merger Agreement is $2,820,000, which is based on calculations previously submitted by the Shareholders to Interliant by letter dated August 16, 2001, a copy of which is annexed hereto as Exhibit A. Pursuant to Section 4.02 (b) of the Merger
                     ---------
Agreement, the parties hereby agree that (i) 40% thereof or $1,128,000 (the "Earnout Cash Portion"), shall be paid in accordance with the provisions of Paragraph 3.1 below, and (ii) 60% thereof or $1,692,000, less $125,000 for

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the Englewood Receivable which has never been collected by Interliant Texas, leaving an amount due of $1,567,000 (the "Earnout Stock Portion"), shall be paid in accordance with the provisions of Paragraph 3.2 below.

3.       Payment by Interliant.

         3.1 Earnout Cash Portion. Interliant, on behalf of Interliant Texas, agrees to pay each Shareholder the amount set forth next to each Shareholders' name on Exhibit B hereto and identified thereon as
                                     ---------
               "Cash Portion Settlement Amount", in full settlement of all obligations for the Earnout Cash Portion. Interliant shall pay each Shareholder the "Initial Payment" as identified on Exhibit
                                                                       -------
               B, as of the date of the execution of this Agreement and the
               -
               balance thereof, or the amount identified on Exhibit B as the "Principal Amount", in accordance with the terms of a promissory note in the form attached as Exhibit C and to be delivered by
                                            ---------
               Interliant concurrently with the execution of this Agreement (collectively, the "Cash Notes" and each, a "Cash Note"), which Cash Notes shall have a maturity date of December 1, 2002 and shall bear interest from September 14, 2001 at the rate of seven percent (7%) per annum which interest will be payable monthly.

         3.2 Earnout Stock Portion. Interliant, on behalf of Interliant Texas, agrees to pay each Shareholder the amount set forth next to each Shareholders' name on Exhibit B hereto and identified thereon as
                                     ---------
               "Stock Portion Settlement Amount", in full settlement of all obligations for the Earnout Stock Portion. Interliant shall pay each Shareholder the amount identified on Exhibit B as the
                                                         ---------
               "Principal Amount", in accordance with the terms of a promissory note in the form attached as Exhibit D and to be delivered by
                                            ---------
               Interliant concurrently with the execution of this Agreement (collectively, the "Stock Notes" and each, a "Stock Note"), which Stock Notes shall have a maturity date of May 1, 2005 and shall bear interest from September 14, 2001 at the rate of seven percent (7%) per annum which interest will be payable monthly commencing January 1, 2003, except as otherwise provided in the Stock Note.

4. Release by The Shareholders. (a) Upon receipt of the Initial Payment, the Cash Notes and the Stock Notes by each Shareholder, the Shareholders hereby irrevocably release and discharge Interliant Texas, Interliant and their respective officers, directors, agents, employees, subsidiaries, representatives, successors and assigns of and from any and all claims, demands, debts, damages, duties, causes of action, actions, and suits whatsoever, in law or equity, which they may now have or to which they may hereafter become entitled, arising out of or relating to the obligation of Interliant Texas or Interliant to pay the Earnout Cash Portion or the Earnout Stock Portion pursuant to Section 4.02(a)(iii) of the Merger Agreement including claims and damages not yet ascertainable, if there be any, as well as those known, except for obligations of Interliant under the Cash Notes and the Stock Notes, any New Notes (as such term is defined in the

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Stock Notes) and the Shareholders do hereby acknowledge full satisfaction thereof. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement, including without limitation, this Section 4 do not release or discharge or purport to release or discharge any claims, demands, debts, damages, duties, causes of action, actions, and suits whatsoever, in law or equity, which they may now have or to which they may hereafter become entitled, arising out of or relating to or pursuant to the Merger Agreement other than those claims, demands, debts, damages, duties, causes of action, actions, and suits whatsoever, in law or equity, related to Interliant Texas and/or Interliant's obligations to pay the Earnouts pursuant to Section 4.02(a)(iii) of the Merger Agreement.

5. No Other Inducement or Admissions. Each party, in executing this Agreement, does not rely on any inducements, promises, or representations made by the other party hereto, with the exception of the consideration recited herein.

6. Confidentiality. The parties agree that the terms and conditions of this Agreement, and any and all underlying communications, negotiations, documents, correspondence or agreements relating thereto, are confidential. No party shall publicize or disclose the terms and conditions of this Agreement or the underlying circumstances to any other person or entity without the prior written approval of the other parties, except with respect to that information which is or becomes publicly known through no act or omission of the party charged with confidentiality or to: (1) its accountants or attorneys for auditing purposes,
(2) its attorneys for purposes of enforcing compliance with this Agreement, or
(3) any person or governmental entity if such disclosure is required by the terms of a duly-authorized and validly issued subpoena or other form of legal process or is required by the reporting requirements of a duly-constituted governmental entity.

7. Remedies. Upon any violation of this Agreement, any party aggrieved by the violation shall be entitled immediately to seek and obtain from any appropriate court all appropriate legal and equitable relief to enforce this Agreement, including specific enforcement, temporary and permanent injunctive relief, immediate dismissal of any legal action filed in violation of this Agreement, and recovery of damages, reasonable attorneys' fees, expenses and costs incurred by the aggrieved party because of the violation of this Agreement.

8. Adequate Time to Review. The parties acknowledge that each has had adequate time to review this Agreement with its respective attorneys and that this Agreement is fully understood by them.

9. General.

   9.1. Entire Agreement. This Agreement and the Cash Note, the Stock Note and the New Notes constitute the complete and exclusive agreement between the parties concerning the subject matter of this Agreement and supersedes all proposals, oral or written, and all negotiations, conversations and other communications between the parties relating to the subject matter of this Agreement. Changes to this Agreement may be

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         made only by a written amendment signed by both parties that references this Agreement.

   9.2. Governing Law; Actions. All rights, duties and obligations arising from or relating in any manner to the subject matter of this Agreement shall be governed by and construed under the laws of the State of New York applicable to agreements made and fully performed therein, without regard to its conflict of laws provisions. The parties submit to the exclusive jurisdiction of (a) the State and Federal courts located in Westchester and New York Counties, State of New York regarding any action commenced by Interliant or Interliant Texas to enforce their respective rights hereunder and (b) the State and Federal courts located in Dallas County, State of Texas regarding any action commenced by any Shareholder to enforce their respective rights hereunder.

   9.3. Effect of default under this Agreement the Cash Notes, the Stock Notes or the New Notes. The parties agree that upon the Default Date (as such term is defined in the Cash Note and the Promissory Note) resulting from a default by Interliant or Interliant Texas under the terms of this Agreement, any Cash Note, Stock Note or any New Note, the Shareholders shall no longer be bound by the following provisions and such provisions shall terminate automatically upon the date such default occurs without any further action of any of the Parties: (i) the provisions of Section 6.01(a) of the Merger Agreement, and (ii) any provision, obligation or agreement set forth in any employment agreement, policy, employee handbook or other agreement to which any of the Shareholders may be a party or subject to, including, without limitation, that certain Employment Agreement, dated as of July 28, 2000, between Kathy L. Blanck and Interliant Texas, that certain Employment Agreement, dated as of July 28, 2000, between Rickey J. Wynn and Interliant Texas, and those certain Intellectual Property, Proprietary Information and Non-Solicitation Agreements between each of Rickey J. Wynn, Meloney Graham, Erin Latham, and Mitchell Lowe, respectively, and Interliant, which purports to prohibit or otherwise restrict any Shareholder from competing again Interliant, Interliant Texas or any of their respective subsidiaries or affiliates. Further, the parties agree that from and after the Default Date of a default described in the preceding sentence, if Interliant shall at any time cease all of its operations, then the Shareholders shall no longer be bound by the following provisions and such provisions shall terminate automatically upon the Default Date without any further action of any of the Parties: (i) the provisions of Section 6.01 (c) of the Merger Agreement, and (ii) any other limitation on the Shareholders ability to interfere with, hire, solicit or endeavor to entice away any employee, subcontractor, consultant, client or customer of Interliant or Interliant Texas or any of their respective subsidiaries or affiliates set forth in any employment agreement, policy, employee handbook or other agreement to which any of the Shareholders may be a party or subject to, including, without limitation, that certain Employment Agreement, dated as of July

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         28, 2000, between Kathy L. Blanck and Interliant Texas, that certain
         Employment Agreement, dated as of July 28, 2000, between Rickey J. Wynn and Interliant Texas, and those certain Intellectual Property, Proprietary Information and Non-Solicitation Agreements between each of Rickey J. Wynn, Meloney Graham, Erin Latham, and Mitchell Lowe, respectively, and Interliant; provided, however, that a sale, merger, consolidation or combination or other consolidation of Interliant or its business or assets with or into any other entity that continues to operate the business of Interliant, in whole or in part, after giving effect to such sale, merger, consolidation or combination, shall not be considered a cessation of all operations of Interliant for purposes of the foregoing.

   9.4. Counterparts; Reproduction of Agreement. This Agreement may be signed in one or more counterparts, each of which shall be considered an original, but all of which together form one and the same instrument. Once signed, any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original, unless prohibited by local law; provided, however, that this shall not preclude either party from requiring the exchange of original signatures.

   9.5. General Interpretative Provisions. Terms for which meanings are defined in this Agreement shall apply equally to the singular and plural forms of the terms defined. The term "including," whenever used in any provision of this Agreement, means including but without limiting the generality of any description preceding or succeeding such term. Each reference to a party shall include a reference to such party's permitted successors and assigns. The headings of this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.

   9.6. Effective Date. This Agreement shall be effective as of the date first written above.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

                                        INTERLIANT TEXAS, INC.

                                        By: /s/ Bruce S. Klein
                                            ------------------------------------
                                            Bruce S. Klein,
                                            Vice President

                                        INTERLIANT, INC.

                                        By: /s/ Francis J. Alfano
                                            ------------------------------------
                                            Francis J. Alfano,
                                            Chief Financial Officer


                                        SHAREHOLDERS:

                                        By: /s/ Kathy L. Blanck
                                            ------------------------------------
                                            Kathy L. Blanck

                                        By: /s/ Rickey J. Wynn
                                            ------------------------------------
                                            Rickey J. Wynn

                                        By: /s/ Meloney Graham
                                            ------------------------------------
                                            Meloney Graham

                                        By: /s/ Erin Latham
                                            ------------------------------------
                                            Erin Latham

                                        By: /s/ Mitchell Lowe
                                            ------------------------------------
                                            Mitchell Lowe